    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 1997


                                                      REGISTRATION NO. 333-10491
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         POST-EFFECTIVE AMENDMENT NO. 2
                                       TO

                                    FORM S-1


                                       ON


                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                              GUITAR CENTER, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                        95-4600862
 (State or other jurisdiction           (I.R.S. Employer
              of                     Identification Number)
incorporation or organization)


                            ------------------------

                              5155 CLARETON DRIVE
                         AGOURA HILLS, CALIFORNIA 91301
                                 (818) 735-8800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------

                                   BRUCE ROSS
                   VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                              GUITAR CENTER, INC.
                              5155 CLARETON DRIVE
                         AGOURA HILLS, CALIFORNIA 91301
                                 (818) 735-8800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:
                              ANTHONY J. RICHMOND
                                LATHAM & WATKINS
                       633 WEST FIFTH STREET, SUITE 4000
                         LOS ANGELES, CALIFORNIA 90071
                                 (213) 485-1234
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /


    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
--------------

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement of the earlier effective registration statement for the same offering. / /

--------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. / /

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                  $66,667,000

   [LOGO]
                              GUITAR CENTER, INC.
                           11% SENIOR NOTES DUE 2006

                               ------------------


    The 11% Senior Notes due 2006 (the "Notes") were issued by Guitar Center, Inc. ("Guitar Center" or the "Company") pursuant to an Indenture (as defined herein). As of the date of this Prospectus, there are $66,667,000 aggregate principal amount of Notes outstanding. The Notes are general, unsecured obligations of the Company. The Notes rank senior in right of payment to all subordinated indebtedness of the Company and PARI PASSU in right of payment with all other senior indebtedness of the Company, including the Company's outstanding indebtedness under the 1997 Credit Facility (as defined herein), as in place on the date hereof. The 1997 Credit Facility is secured by substantially all of the assets of the Company. The Company may borrow up to $40,000,000 under the 1997 Credit Facility. See "Description of the 1997 Credit Facility." As of December 4, 1997, the Company has no outstanding Indebtedness (as defined herein) other than the Notes.


    The Notes mature on July 1, 2006. Interest on the Notes is payable in cash semi-annually on January 1 and July 1 of each year. The Company is not required to make any mandatory redemption or sinking fund payment with respect to the Notes prior to maturity. The Notes are redeemable at the option of the Company, in whole or in part, on or after July 1, 2001, at the redemption prices set forth herein, plus accrued and unpaid interest, if any, to the date of redemption. Upon a Change of Control (as defined herein), the Company is required to make an irrevocable and unconditional offer to repurchase all outstanding Notes at 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of Notes."

    This Prospectus may be used by Chase Securities Inc. ("Chase Securities"), in connection with offers and sales related to market-making transactions in the Notes. Chase Securities may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. See "Plan of Distribution."


    SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE NOTES.

                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
   SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
     PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
      ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                The date of this Prospectus is December 5, 1997.

                             ADDITIONAL INFORMATION


    The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, D.C. a Registration Statement on Form S-3, File No. 333-10491 (as amended, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securuties Act") with respect to the Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Notes, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at certain regional offices of the Commission located at 75 Park Place, 14th Floor, New York, New York 10007 and Northwest Atrium Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Room 1025, Washington, D.C. 20549, at prescribed rates. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that filed electronically with the Commission. The Company is currently subject to the informational requirements of the Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy and information statements with the Commission. The Company is required by the terms of the Indenture to furnish to the applicable trustee or transfer agent and the holder(s) of the Notes annual reports containing consolidated financial statements audited by its independent certified public accounts, with quarterly reports containing unaudited condensed consolidated financial statements for each of the first three quarters of each fiscal year and with current reports on Form 8-K.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE



    The documents listed below have been filed by the Company with the Commission and are incorporated by reference herein:



        a. Annual Report on Form 10-K for the year ended December 31, 1996 (the "1996 Form 10-K");



        b. Quarterly Reports on Form 10-Q for the periods ended March 31, June 30 and September 30, 1997; and



        c.  Current Report on Form 8-K dated April 16, 1997.



    All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing such documents.



    Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.



    Copies of all documents which are incorporated by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request and may be obtained from the Commission's World Wide Web site (http://www.sec.gov). Copies of this Prospectus, as amended or supplemented from time to time, and any other documents (or parts of documents) that constitute part of this Prospectus under
Section 10(a) of the Securities Act will also be provided without charge to each such person upon written or oral request. Requests should be directed to Guitar Center, Inc., 5155 Clareton Drive, Agoura Hills, California 91301; Attention:
Chief Financial Officer; telephone: (818) 735-8800.

                                    SUMMARY


    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION, INCLUDING "RISK FACTORS" AND THE COMPANY'S FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN.


                            MARKET-MAKING PROSPECTUS

    This Prospectus may be used by Chase Securities in connection with offers and sales related to transactions that stabilize, maintain or otherwise affect the price of the Notes offered hereby. Chase Securities may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. See "Plan of Distribution."

                                  THE COMPANY


    Guitar Center is a leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro audio and recording equipment. Guitar Center offers a unique retail concept in the music products industry, combining an interactive, hands-on shopping experience with superior customer service and a broad selection of brand name, high-quality products at guaranteed low prices. The Company creates an entertaining and exciting atmosphere in its stores with bold and dramatic merchandise presentations, highlighted by bright, multi-colored lighting, high ceilings, music and videos. Management believes that approximately 80% of the Company's sales are to professional and aspiring musicians who generally view the purchase of music products as a career necessity. These sophisticated customers rely upon the Company's knowledgeable and highly trained salespeople to answer technical questions and to assist in product demonstrations.


    The Guitar Center prototype store generally ranges in size from 12,000 to 15,000 square feet (as compared to a typical music products retail store which averages approximately 3,200 square feet) and is designed to encourage customers to hold and play instruments. Each store carries an average of 7,000 core stock keeping units ("SKUs"), which management believes is significantly greater than a typical music products retail store, and is organized into five departments, each focused on one product category. These departments cater to a musician's specific product needs and are staffed by specialized salespeople, many of whom are practicing musicians. Management believes this retail concept differentiates the Company from its competitors and encourages repeat business.


    The Company is a Delaware corporation with its principal executive offices located at 5155 Clareton Drive, Agoura Hills, California 91301, and its telephone number is (818) 735-8800.


                      STATUS OF THE OFFERING OF THE NOTES

    In December 1996, the Company completed an exchange offer pursuant to which $100 million aggregate principal amount of Notes was issued in exchange for an equal amount of then-outstanding, unregistered 11% Senior Notes due 2006 of the Company (the "Old Notes"). The Notes are substantially identical to the Old Notes, except that the Notes are not restricted securities for federal securities law purposes. The Company did not receive any proceeds from such exchange offer.


    In March 1997, the Company completed its initial public offering (the "IPO") of Common Stock, $.01 par value ("Common Stock"). Immediately following the IPO, the Company called for redemption, at a premium of 10%, an aggregate of $33.3 million principal amount of Notes. The Company used approximately $37.9 million of the net proceeds from the IPO to redeem such Notes on April 19, 1997 and to pay all accrued and unpaid interest with respect to the Notes called for redemption. As of the date of this Prospectus, there are $66.7 million aggregate principal amount of Notes outstanding.

                                   THE NOTES


SECURITIES OFFERED.....................  $66,667,000 million aggregate principal amount of
                                         11% Senior Notes due 2006.
MATURITY...............................  July 1, 2006.
INTEREST PAYMENT DATES.................  January 1 and July 1.
OPTIONAL REDEMPTION....................  The Notes are redeemable at the option of the
                                         Company, in whole or in part, on or after July 1,
                                         2001, at the redemption prices set forth herein,
                                         plus accrued and unpaid interest, if any, to the
                                         date of redemption. See "Description of Notes --
                                         Optional Redemption."
SINKING FUND...........................  None.
RANKING................................  The Notes are general, unsecured obligations of the
                                         Company. The Notes rank senior in right of payment
                                         to all subordinate indebtedness of the Company, and
                                         PARI PASSU in right of payment with all other
                                         senior indebtedness of the Company, including the
                                         Company's outstanding indebtedness under the 1997
                                         Credit Facility. The 1997 Credit Facility is
                                         secured by substantially all of the assets of the
                                         Company. See "Description of the 1997 Credit
                                         Facility." The Company may borrow up to $40 million
                                         under the 1997 Credit Facility. As of December 4,
                                         1997, the Company had no outstanding indebtedness,
                                         other than the Notes.
CHANGE OF CONTROL OFFER................  Upon a Change of Control (as defined herein), the
                                         Company will be required to make an irrevocable and
                                         unconditional offer to repurchase all outstanding
                                         Notes at 101% of the aggregate principal amount
                                         thereof, plus accrued and unpaid interest, if any,
                                         to the date of repurchase. A Change of Control will
                                         not result from a sale of the Company or
                                         substantially all of the Company's assets to a
                                         person or group of persons who are Investors (as
                                         defined herein) and the Holders (as defined herein)
                                         would not receive the benefit of this provision in
                                         the event of such a transaction. See "Description
                                         of Notes -- Certain Covenants -- Repurchase of
                                         Notes at the Option of the Holder Upon a Change of
                                         Control."

CERTAIN COVENANTS......................  The Indenture contains certain covenants with respect to the Company that, among other things,
                                         limit the ability of the Company and any
                                         subsidiaries of the Company to (i) incur additional
                                         Indebtedness and issue Disqualified Capital Stock
                                         (as defined herein); (ii) pay dividends or make
                                         other distributions and certain investments; (iii)
                                         create certain liens; (iv) sell certain assets; (v)
                                         enter into certain transactions with affiliates; or
                                         (vi) enter into certain mergers or consolidations
                                         involving the Company. See "Description of Notes --
                                         Certain Covenants."

                                  RISK FACTORS


    See "Risk Factors" in this Prospectus and "Risks Related to the Business" in
Item 1 of the 1996 Form 10-K for a discussion of certain factors that should be considered by investors prior to purchasing any Notes.


                           FORWARD LOOKING STATEMENTS


    Information contained in this Prospectus includes "forward-looking statements" that are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Forward-looking statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate," "continue," "plans," "intends" or other similar terminology. See "Risk Factors."

                                  RISK FACTORS


    PRIOR TO MAKING AN INVESTMENT DECISION, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING SPECIFIC INVESTMENT CONSIDERATIONS. SEE "RISKS RELATED TO THE BUSINESS IN ITEM 1 OF THE 1996 FORM 10-K" FOR A DESCRIPTION OF OTHER FACTORS AFFECTING THE BUSINESS OF THE COMPANY.


POTENTIAL CONSEQUENCES OF SIGNIFICANT LEVERAGE; RECENT LOSS


    The Company has significant financial leverage. As of September 30, 1997, the Company had approximately $66.7 million of outstanding long-term indebtedness, its ratio of total long-term debt to total capitalization was approximately 80.1% and it had a stockholders' equity of approximately $16.6 million.



    The degree to which the Company is leveraged could have important consequences to the holders of the Notes, including the following: (i) the Company may not generate sufficient cash to service its debt obligations, including obligations under the Notes; (ii) the Company's ability to obtain financing for future working capital needs or other purposes may be limited;
(iii) a significant portion of the Company's cash flow from operations will be dedicated to debt service, thereby reducing funds available for operations; and
(iv) the substantial indebtedness and the restrictive covenants to which the Company is subject under the terms of its indebtedness, including the terms of the 1997 Credit Facility and the Indenture, may make the Company more vulnerable to economic downturns, may hinder its ability to execute its growth strategy, may reduce its flexibility to respond to changing business conditions and opportunities and may limit its ability to withstand competitive pressures. See "Description of Notes."



    The Company's ability to generate sufficient cash to meet its debt service obligations will depend on future operating performance, which will be subject, in part, to factors beyond its control, including prevailing economic conditions and financial, business and other factors. While the Company believes that cash flow from operations will be adequate to meet its debt service obligations, there can be no assurance that the Company will generate cash in sufficient amounts to meet such obligations. In the event the Company's operating cash flow is not sufficient to fund the Company's expenditures or to service its debt, including the Notes, the Company may be required to raise additional financing through equity offerings, the refinancing of all or part of its indebtedness, including the Notes, or sales of its assets. There can be no assurance that the Company will be able to obtain any such additional financing or effect satisfactory refinancings or asset sales on favorable terms, if at all.



    For the year ended December 31, 1996, the Company had a net loss of $72.4 million. The results for such period reflect non-recurring deferred compensation expense of $71.8 million and $11.6 million for transaction costs and financing fees incurred in connection with the Recapitalization.



LIMITED TRADING MARKET FOR THE NOTES


    The Notes are not listed on any national securities exchange and are not admitted to trading on the National Association of Securities Dealers Automated Quotation System. The Company has been advised by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Chase Securities that they presently intend to make a market in the Notes. However, DLJ and Chase Securities are not obligated to do so and any market-making activities with respect to the Notes may be discontinued at any time without notice. If a trading market does not develop or is not maintained, holders of the Notes may experience difficulty in reselling the Notes or may be unable to sell them at all. If a market for the Notes develops, any such market may be discontinued at any time. If a public trading market develops for the Notes, future trading prices of the Notes will depend on many factors, including, among other things, prevailing interest rates, the Company's results of operations and the market for similar securities. Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Notes may trade at a discount from their principal amount.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS


    This Prospectus contains and incorporates by reference certain forward-looking statements relating to, among other things, future results of operations, growth plans, sales, gross margin and expense trends, capital requirements and general industry and business conditions applicable to the Company. These forward-looking statements are based largely on the Company's current expectations and are subject to a number of risks and uncertainties. Actual results could differ materially from these forward-looking statements. In addition to the other risks described elsewhere in this "Risk Factors" discussion, important factors to consider in evaluating such forward-looking statements include changes in external competitive market factors, changes in the Company's business strategy or an inability to execute its strategy due to unanticipated changes in the music products industry or the economy in general, the emergence of new or growing specialty retailers of music products and various other competitive factors that may prevent the Company from competing successfully in existing or future markets. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact be realized.



                       RATIO OF EARNINGS TO FIXED CHARGES



    Set forth below is the ratio of earnings to fixed charges for the Company for the periods indicated:



                                     FISCAL YEAR      TWO MONTHS                                                  NINE MONTHS
                                        ENDED           ENDED             FISCAL YEAR ENDED DECEMBER 31,             ENDED
                                     OCTOBER 31,     DECEMBER 31,   ------------------------------------------   SEPTEMBER 30,
                                        1992             1992         1993       1994       1995       1996          1997
                                   ---------------  --------------  ---------  ---------  ---------  ---------  ---------------
Ratio of Earnings to Fixed
 Charges(1)......................       5.8x            13.8x         9.1x       11.6x      11.7x       --            1.3


------------------------


(1) For the purposes of calculating the ratio of earnings fo fixed charges, "earnings" represents income before provision for income taxes and fixed charges. "Fixed charges" consist of interest expense, amortization of debt financing costs and one third of lease expense, which management believes is representative of the interest components of lease expense. Earnings were insufficient to cover fixed charges by $72.3 million for the year ended December 31, 1996.



                                USE OF PROCEEDS



    The Company will not receive any proceeds from the sale of any Notes in any market-making transaction in connection with which this Propsectus may be delivered.



                TRANSACTIONS WITH AFFILIATES OF CHASE SECURITIES



    In connection with the Recapitalization, the Company entered into a bridge facility (the "Bridge Facility") with GCMC Funding, Inc. ("DLJ Bridge") and Chemical Bank, a predecessor of The Chase Manhattan Bank, an affiliate of Chase Securities ("Chemical"), pursuant to which DLJ Bridge purchased for cash $51.0 million of notes of the Company bearing interest at 12.75% per annum and Chemical loaned $49.0 million in cash to the Company with interest payable at 12.75% per annum. The Company applied the net proceeds of the private placement of the Old Notes, for which Chase Securities acted as an initial purchaser, to the retirement of the Bridge Facility. Chase Securities also acted as an underwriter in the IPO. In connection with such transactions, Chemical and Chase Securities received customary fees.

                              DESCRIPTION OF NOTES

    Set forth below is a summary of certain provisions of the Notes. The Notes were issued pursuant to an indenture (the "Indenture"), dated as of July 2, 1996, by and between the Company and U.S. Trust Company of California, N.A., as trustee (the "Trustee"). The following summaries of certain provisions of the Notes and the Indenture are summaries only, do not purport to be complete and are qualified in their entirety by reference to all of the provisions of the Notes and the Indenture. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Indenture. Wherever particular provisions of the Indenture are referred to in this summary, such provisions are incorporated by reference as a part of the statements made and such statements are qualified in their entirety by such reference. The Indenture is filed as an exhibit to the Registration Statement of which this Prospectus is a part.

GENERAL

    The Notes are senior, unsecured, general obligations of the Company. As of the date of this Prospectus, there are $66,667,000 aggregate principal amount of Notes outstanding. The Notes are issuable only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

    The Notes mature on July 1, 2006. The Notes bear interest at the rate per annum stated on the cover page hereof from the date of issuance or from the most recent Interest Payment Date to which interest has been paid or provided for, payable semi-annually on January 1 and July 1 of each year, commencing January 1, 1997, to the Persons in whose names such Notes are registered at the close of business on the December 15 or June 15 immediately preceding such Interest Payment Date. Interest is calculated on the basis of a 360-day year consisting of twelve 30-day months.

    Principal of, premium, if any, and interest on the Notes are payable, and the Notes may be presented for registration of transfer or exchange, at the office or agency of the Company maintained for such purpose, which office or agency shall be maintained in the Borough of Manhattan, The City of New York. At the option of the Company, payment of interest may be made by check mailed to the Holders of the Notes at the addresses set forth upon the registry books of the Company. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. Until otherwise designated by the Company, the Company's office or agency will be the corporate trust office of the Trustee presently located at the office of the Trustee in the Borough of Manhattan, The City of New York.

OPTIONAL REDEMPTION

    The Company does not have the right to redeem any Notes prior to July 1, 2001 (other than out of the Net Cash Proceeds of an Initial Public Equity Offering, as described in the following paragraph). The Notes are redeemable for cash at the option of the Company, in whole or in part, at any time on or after July 1, 2001, upon not less than 30 days nor more than 60 days notice to each Holder of Notes, at the following redemption prices (expressed as percentages of the principal amount) if redeemed during the 12-month period commencing July 1 of the years indicated below, in each case (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date) together with accrued and unpaid interest thereon to the Redemption Date:

YEAR                                                                     PERCENTAGE
----------------------------------------------------------------------  ------------
2001..................................................................     105.500%
2002..................................................................     103.667%
2003..................................................................     101.833%
2004 and thereafter...................................................     100.000%

    Notwithstanding the foregoing, prior to July 1, 1999, upon an Initial Public Equity Offering for cash, up to 33 1/3% of the original $100 million aggregate principal amount of the Notes may be redeemed at the option of the Company within 60 days of such Initial Public Equity Offering, on not less than 30 days, but not more than 60 days, notice to each Holder of the Notes to be redeemed, with cash from the Net Cash Proceeds of such Initial Public Equity Offering, at 110% of principal amount (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such Redemption Date), together with accrued and unpaid interest to the date of redemption; PROVIDED, HOWEVER, that immediately following such redemption not less than 66 2/3% of the original $100 million aggregate principal amount of the Notes remains outstanding. Pursuant to this provision, the Company redeemed $33,333,000 aggregate principal amount of Notes on April 19, 1997. As of the date of this Prospectus, there are $66,667,000 aggregate principal amount of Notes outstanding.

    In the case of a partial redemption, the Trustee shall select the Notes or portions thereof for redemption on a PRO RATA basis, by lot or in such other manner it deems appropriate and fair. The Notes may be redeemed in part in multiples of $1,000 only.

    The Notes do not have the benefit of any sinking fund.

    Notice of any redemption will be sent, by first-class mail, at least 30 days and not more than 60 days prior to the date fixed for redemption to the Holder of each Note to be redeemed to such Holder's last address as then shown upon the registry books of the Registrar. Any notice which relates to a Note to be redeemed in part only must state the portion of the principal amount equal to the unredeemed portion thereof and must state that on and after the date of redemption, upon surrender of such Note, a new Note or Notes in a principal amount equal to the unredeemed portion thereof will be issued. On and after the date of redemption, interest will cease to accrue on the Notes or portions thereof called for redemption, unless the Company defaults in the payment thereof.

CERTAIN COVENANTS

    REPURCHASE OF NOTES AT THE OPTION OF THE HOLDER UPON A CHANGE OF CONTROL

    The Indenture provides that in the event that a Change of Control has occurred, each Holder of Notes will have the right, at such Holder's option, pursuant to an irrevocable and unconditional offer by the Company (the "Change of Control Offer"), to require the Company to repurchase all or any part of such Holder's Notes (PROVIDED that the principal amount of such Notes must be $1,000 or an integral multiple thereof) on a date (the "Change of Control Purchase Date") that is no later than 35 Business Days after the occurrence of such Change of Control, at a cash price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, together with (subject to the right of Holders of record on a Record Date to receive interest due on an Interest Payment Date that is on or prior to such repurchase date) accrued and unpaid interest to the Change of Control Purchase Date. The Change of Control Offer shall be made within 10 Business Days following a Change of Control and shall remain open for 20 Business Days following its commencement (the "Change of Control Offer Period"). Upon expiration of the Change of Control Offer Period, the Company promptly shall purchase all Notes properly tendered in response to the Change of Control Offer.

    As used herein, a "Change of Control" means such time as: (a) a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act of 1934, as amended), other than any person or group comprised solely of the Investors, has become the beneficial owner, by way of purchase, merger, consolidation or otherwise, of 35% or more of the voting power of all classes of voting securities of the Company and such person or group has become the beneficial owner of a greater percentage of the voting power of all classes of voting securities of the Company than that then held by the Investors; or (b) a sale or transfer of all or substantially all of the assets of the Company to any person or group (other than any group consisting solely of the Investors or their Affiliates) has been consummated; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election was approved by a vote of a majority of the directors then still in office, who either were directors at the beginning of such period or whose election or nomination for the election was previously so approved) cease for any reason to constitute a majority of the directors of the Company, as the case may be, then in office, other than as a result of election and removal of directors pursuant to the terms of the Senior Preferred Stock as in effect on the Issue Date or the Stockholders Agreement as in effect on the Issue Date governing the election and removal of directors.


    As used herein, "Investors" means (i) Chase Venture Capital Associates, L.P., CB Capital Investors, Inc., Weston Presidio Capital II, L.P., Wells Fargo Small Business Investment Company, Inc. and any Person controlled by or under common control with any of the foregoing but not Persons controlling any of the foregoing, other than those Persons controlling the Investors as of the date the shares of Senior Preferred Stock are first issued and (ii) the holders of the Company's Common Stock (including Larry Thomas and Marty Albertson) who are party to the Stockholders Agreement as in effect on June 5, 1996, members of their immediate families and trusts for their sole benefit.


    A transaction in which the Company is sold or its assets are transferred to any person or group of persons who is or are Investors will not constitute a Change of Control, thus Holders would not receive the benefit of the Change of Control provisions in the event of such transaction. On or before the Change of Control Purchase Date, the Company will (i) accept for payment Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent cash sufficient to pay the Change of Control Purchase Price (together with accrued and unpaid interest) of all Notes so tendered and
(iii) deliver to the Trustee Notes so accepted together with an Officers' Certificate listing the Notes or portions thereof being purchased by the Company. The Paying Agent promptly will pay the Holders of Notes so accepted an amount equal to the Change of Control Purchase Price (together with accrued and unpaid interest), and the Trustee promptly will authenticate and deliver to such Holders a new Note equal in principal amount to any unpurchased portion of the Note surrendered; PROVIDED, that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. Any Notes not so accepted will be delivered promptly by the Company to the Holder thereof. The Company publicly will announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date. Any Note (or a portion thereof) accepted for payment pursuant to the Change of Control Offer (and duly paid on the Change of Control Purchase Date) will cease to accrue interest after the Change of Control Purchase Date. There can be no assurance that the Company would have available sufficient funds to repurchase the Notes in the event of a Change of Control.

    The Change of Control purchase feature of the Notes may make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Change of Control purchase feature resulted from negotiations between the Company and the Initial Purchasers.

    The phrase "all or substantially all" of the assets of the Company will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. As a result, there may be a degree of uncertainty in ascertaining whether a sale or transfer of "all or substantially all" of the assets of the Company has occurred.

    Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules and regulations promulgated thereunder and all other applicable federal and state securities laws.

    LIMITATION ON INCURRENCE OF ADDITIONAL INDEBTEDNESS AND DISQUALIFIED CAPITAL
     STOCK

    The Indenture provides that, except as set forth below in this covenant, the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, issue, assume, guaranty, incur, become directly or indirectly liable with respect to (including as a result of an Acquisition), or otherwise become responsible for, contingently or otherwise (individually and collectively, to "incur" or, as appropriate, an

"incurrence"), any Indebtedness or any Disqualified Capital Stock (including Acquired Indebtedness), other than Permitted Indebtedness.

    Notwithstanding the foregoing, if (i) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect on a PRO FORMA basis to, such incurrence of Indebtedness or Disqualified Capital Stock and (ii) on the date of such incurrence (the "Incurrence Date"), the Consolidated Coverage Ratio of the Company for the Reference Period immediately preceding the Incurrence Date, after giving effect on a PRO FORMA basis to such incurrence of such Indebtedness or Disqualified Capital Stock and, to the extent set forth in the definition of Consolidated Coverage Ratio, the use of proceeds thereof, would be at least (x) 2.0 to 1, if such incurrence occurs on or before June 30, 1997, or (y) 2.25 to 1, if such incurrence occurs at any time thereafter (the "Debt Incurrence Ratio"), then the Company may incur such Indebtedness or Disqualified Capital Stock.

    Indebtedness or Disqualified Capital Stock of any Person which is outstanding at the time such Person becomes a Subsidiary of the Company (including upon designation of any subsidiary or other Person as a Subsidiary) or is merged with or into or consolidated with the Company or a Subsidiary of the Company shall be deemed to have been incurred at the time such Person becomes such a Subsidiary of the Company or is merged with or into or consolidated with the Company or a Subsidiary of the Company, as applicable.

    LIMITATION ON RESTRICTED PAYMENTS

    The Indenture provides that the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, make any Restricted Payment if, after giving effect to such Restricted Payment on a PRO FORMA basis, (1) a Default or an Event of Default would have occurred and be continuing, (2) the Company is not permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," or (3) the aggregate amount of all Restricted Payments made by the Company and its Subsidiaries, including after giving effect to such proposed Restricted Payment, from and after the Issue Date, would exceed the sum of (a) 50% of the aggregate Consolidated Net Income of the Company for the period (taken as one accounting period), commencing on the first day of the first full fiscal quarter commencing after the Issue Date, to and including the last day of the fiscal quarter ended immediately prior to the date of each such calculation (or, in the event Consolidated Net Income for such period is a deficit, then minus 100% of such deficit), plus (b) 100% of the aggregate Net Cash Proceeds received by the Company from the sale of its Qualified Capital Stock (other than (i) to a subsidiary of the Company and (ii) to the extent applied in connection with a Qualified Exchange), after the Issue Date.

    Failure to satisfy the foregoing clauses (2) and (3) of the immediately preceding paragraph, however, will not prohibit (v) Restricted Investments, PROVIDED that, after giving PRO FORMA effect to any such Investment, the aggregate amount of all such Investments made on or after the Issue Date that are outstanding (after giving effect to the amount (as such amount is determined by the Board of Directors reasonably and in good faith) of any such Investments (whether made originally in the form of property or cash) returned to the Company or the Subsidiary that made such prior Investment, without restriction, in cash, except to the extent that the effect of such return increased Consolidated Net Income of the Company, on or prior to the date of any such calculation) at any time does not exceed $5 million, and failure to satisfy the foregoing clauses (1), (2) and (3) of the immediately preceding paragraph will not prohibit (w) a Qualified Exchange, (x) the payment of any dividend on Capital Stock within 60 days after the date of its declaration if such dividend could have been made on the date of such declaration in compliance with the foregoing provisions, (y) the repurchase, redemption, or other acquisition or retirement for value of any Equity Interests of the Company held by any member of the Company's management pursuant to any management equity subscription agreement, restricted stock agreement, stockholders agreement, stock option agreement or other similar agreement, PROVIDED that, in the case of this clause
(y), the aggregate net consideration paid for all such Equity Interests so reacquired shall not exceed $1.0 million, or (z) the issuance of dividends on the Senior Preferred Stock in shares of Senior Preferred Stock or accretion to the liquidation value thereof pursuant to the terms of the instrument governing the Senior Preferred Stock as such instrument was in effect on the Issue Date. The full amount of any Restricted Payment made pursuant to the foregoing clauses
(v), (x) (except to the extent also covered by clause (z)) and (y), but not pursuant to clause (w) or (z), of the immediately preceding sentence, however, will be deducted in the calculation of the aggregate amount of Restricted Payments available to be made referred to in clause (3) of the immediately preceding paragraph.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING
     SUBSIDIARIES

    The Indenture provides that the Company and its Subsidiaries will not, and will not permit any of their Subsidiaries to, directly or indirectly, create, assume or suffer to exist any consensual restriction on the ability of any Subsidiary of the Company to pay dividends or make other distributions to or on behalf of, or to pay any obligation to or on behalf of, or otherwise to transfer assets or property to or on behalf of, or make or pay loans or advances to or on behalf of, the Company or any Subsidiary of the Company, except (a) restrictions imposed by the Notes or the Indenture, (b) restrictions imposed by applicable law and regulation, (c) existing restrictions under Existing Indebtedness (assuming retirement of the Bridge Facility), (d) restrictions under any Acquired Indebtedness not incurred in violation of the Indenture or any agreement relating to any property, asset, or business acquired by the Company or any of its Subsidiaries, which restrictions in each case existed at the time of acquisition, were not put in place in connection with or in anticipation of such acquisition and are not applicable to any Person, other than the Person acquired, or to any property, asset or business, other than the property, assets and business so acquired, (e) any such restriction or requirement imposed by Indebtedness incurred under paragraph (e) of the definition of "Permitted Indebtedness," PROVIDED such restriction or requirement is no more restrictive than that imposed by the Credit Agreement as of the Issue Date, (f) restrictions with respect solely to a Subsidiary of the Company imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Equity Interests or assets of such Subsidiary, PROVIDED such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold or disposed of, (g) restrictions on transfer contained in Purchase Money Indebtedness incurred pursuant to paragraph (c) of the definition of "Permitted Indebtedness," PROVIDED such restrictions relate only to the transfer of the property acquired with the proceeds of such Purchase Money Indebtedness, and (h) in connection with and pursuant to permitted Refinancings, replacements of restrictions imposed pursuant to clause (a), (c),
(d) or (g) of this paragraph that are not more restrictive than those being replaced and do not apply to any other Person or assets than those that would have been covered by the restrictions in the Indebtedness so refinanced.

    Notwithstanding the foregoing, customary provisions restricting subletting or assignment of any lease entered into in the ordinary course of business, consistent with industry practice shall in and of themselves not be considered restrictions on the ability of the applicable Subsidiary to transfer such agreement or assets, as the case may be.

    LIMITATION ON LIENS SECURING INDEBTEDNESS

    The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any Lien of any kind, other than Permitted Liens, upon any of their respective assets now owned or acquired on or after the Issue Date or upon any income or profits therefrom.

    LIMITATION ON SALE OF ASSETS AND SUBSIDIARY STOCK

    The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, in one transaction or a series of related transactions (that has or have, when taken together with all other such transactions over the preceding 12-months, an aggregate fair market value in excess of $250,000 or for aggregate net proceeds in excess of $250,000), convey, sell, transfer, assign, or otherwise dispose of, directly or indirectly, any of their respective property, businesses, or assets, including by merger or consolidation (in the case of a Subsidiary of the Company), and including any sale or other transfer or issuance of any Equity Interests of any Subsidiary of the Company, whether by the Company or a Subsidiary of either or through the issuance, sale or transfer of Equity Interests by a Subsidiary of the Company (an "Asset Sale"), unless (1)(a) within 365 days after the date of such Asset Sale, the Net Cash Proceeds therefrom (the "Asset Sale Offer Amount") are applied (i) to the optional redemption of the Notes in accordance with the terms of the Indenture, (ii) to the repurchase of the Notes pursuant to an irrevocable and unconditional cash offer (the "Asset Sale Offer") to repurchase the Notes at a purchase price (the "Asset Sale Offer Price") of 101% of principal amount, plus accrued and unpaid interest to the date of payment, (iii) to the repayment of amounts outstanding pursuant to the terms of the Credit Agreement (PROVIDED that upon such application, the availability of amounts that the Company or its Subsidiaries may be liable for pursuant thereto shall be permanently reduced by a corresponding amount), or (iv) to the repayment of Purchase Money Indebtedness secured by the assets which are the subject of such Asset Sale, or (b) within 365 days following such Asset Sale, the Asset Sale Offer Amount is invested in assets and property (other than notes, bonds, obligations and securities of Persons other than subsidiaries, which are received as a result of transactions effected in compliance with the "Limitations on Restricted Payments" covenant) which in the good faith reasonable judgment of the Board will immediately constitute or be a part of a Related Business of the Company or such Subsidiary (if it continues to be a Subsidiary) immediately following such transaction, (2) at least 75% of the consideration for such Asset Sale or series of related Asset Sales consists of cash or Cash Equivalents, (3) no Default or Event of Default shall have occurred and be continuing at the time of, or would occur after giving effect, on a PRO FORMA basis, to, such Asset Sale, and (4) the Board of Directors of the Company determines in good faith that the Company or such Subsidiary, as applicable, receives fair market value for such Asset Sale.

    The Indenture provides that an acquisition of the Notes pursuant to an Asset Sale Offer may be deferred until the accumulated Net Cash Proceeds from Asset Sales not applied to the uses set forth in clauses (1)(a) or (1)(b) above (the "Excess Proceeds") exceeds $5 million and that each Asset Sale Offer shall remain open for 20 Business Days following its commencement (the "Asset Sale Offer Period"). Upon expiration of the Asset Sale Offer Period, the Company shall apply the Asset Sale Offer Amount, plus an amount equal to accrued and unpaid interest, to the purchase of all Notes properly tendered (on a PRO RATA basis if the Asset Sale Offer Amount is insufficient to purchase all Notes so tendered) at the Asset Sale Offer Price (together with accrued and unpaid interest). To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Asset Sale Offer Amount, the Company may use any remaining Net Cash Proceeds for general corporate purposes as otherwise permitted by the Indenture and following the consummation of each Asset Sale Offer in compliance therewith the Excess Proceeds amount shall be reset to zero. For purposes of (2) above, total consideration received means the total consideration received for such Asset Sales, minus the amount of (a) non-subordinated debt secured by the assets that were the subject of the Asset Sale and assumed by a transferee, which assumption permanently reduces the amount of Indebtedness outstanding on the Issue Date or permitted pursuant to paragraph
(c), (e) or (g) of the definition of "Permitted Indebtedness" (including that in the case of a revolver or similar arrangement that makes credit available, such commitment is permanently reduced by such amount), (b) Purchase Money Indebtedness secured solely by the assets sold and assumed by a transferee and
(c) property that within 30 days of such Asset Sale is converted into cash or Cash Equivalents and then applied in accordance with the terms of this covenant.

    Notwithstanding the foregoing provisions:

         (i) the Company and its Subsidiaries may, in the ordinary course of business, convey, sell, transfer, assign or otherwise dispose of inventory acquired and held for resale in the ordinary course of business and consistent with past practice;

        (ii) the Company and its Subsidiaries may convey, sell, transfer, assign or otherwise dispose of assets pursuant to and in accordance with the limitation on mergers, sales or consolidations provisions in the Indenture;

        (iii) the Company and its Subsidiaries may sell or dispose of damaged, worn out or other obsolete (to the Company or such Subsidiaries) real or personal property in the ordinary course of business and consistent with past practice so long as such property is no longer necessary for the proper conduct of the business of the Company or such Subsidiary, as applicable;

        (iv) the Company or any Subsidiary may, for fair market value (as determined reasonably and in good faith by the Board of Directors), convey, sell, transfer, assign or otherwise dispose of assets to the Company or any of its Subsidiaries; and

        (v) cash and Cash Equivalents may be exchanged or sold for or in consideration of cash or Cash Equivalents.

    All Net Cash Proceeds from an Event of Loss shall be invested or applied otherwise as set forth in clause 1(a) or 1(b) of the first paragraph of this covenant, all within the period and as otherwise provided above in clause 1(a) or 1(b) of the first paragraph of this covenant.

    Any Asset Sale Offer shall be made in compliance with all applicable laws, rules, and regulations, including, if applicable, Regulation 14E of the Exchange Act and the rules and regulations promulgated thereunder and all other applicable federal and state securities laws.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES

    The Indenture provides that neither the Company nor any of its Subsidiaries will be permitted on or after the Issue Date to, directly or indirectly, enter into or suffer to exist any contract, agreement, arrangement or transaction with any Affiliate (an "Affiliate Transaction"), or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions), unless it is determined that the terms of such Affiliate Transaction (or Affiliate Transactions) are fair and reasonable to the Company, and no less favorable to the Company than could have been obtained in an arm's length transaction with a non-Affiliate.

    Without limiting the foregoing, in connection with any Affiliate Transaction or any series of related Affiliate Transactions (other than Exempted Affiliate Transactions) (i) involving value to either party in excess of $1.0 million, the Company must address and deliver an Officers' Certificate to the Trustee certifying that (x) the terms of such Affiliate Transaction (or Affiliate Transactions) are fair and reasonable to the Company, and no less favorable to the Company than could have been obtained in an arm's length transaction with a non-Affiliate and (y) such Affiliate Transaction (or Affiliate Transactions) has been approved by a majority of the members of the Board of Directors that are disinterested in such transaction and (ii) involving value to either party in excess of $5.0 million, the Company must, prior to the consummation thereof, in addition to the Officers' Certificate delivered to the Trustee pursuant to clause (i) of this paragraph, obtain a written favorable opinion as to the fairness of such transaction to the Company from a financial point of view from an independent investment banking firm or valuation firm of national reputation for being knowledgeable with respect to such matters, PROVIDED that this clause
(ii) shall not apply to transactions between the Company or any of its Subsidiaries and any Affiliate thereof that is an investment or commercial bank of national reputation with capital and surplus of at least $500 million, in connection with the rendering by such Affiliate to the Company or such Subsidiary of investment or commercial banking (including lending) services.

    LIMITATION ON MERGER, SALE OR CONSOLIDATION

    The Indenture provides that the Company will not, directly or indirectly, consolidate with or merge with or into another Person or sell, lease, convey or transfer all or substantially all of its assets (computed on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person or group of affiliated Persons, or adopt a plan of liquidation, unless (i) either (a) the Company is the continuing entity or (b) the resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes by supplemental indenture all of the obligations of the Company in connection with the Notes and the Indenture;
(ii) no Default or Event of Default shall exist or would occur immediately after giving effect on a PRO FORMA basis to such transaction; (iii) immediately after giving effect to such transaction on a PRO FORMA basis, the Consolidated Net Worth of the consolidated surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation is at least equal to the Consolidated Net Worth of the Company immediately prior to such transaction; (iv) immediately after giving effect to such transaction on a PRO FORMA basis, the consolidated resulting, surviving or transferee entity or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation would immediately thereafter be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Debt Incurrence Ratio set forth in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock"; and (v) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and, if a supplemental indenture is required, such supplemental indenture, complies with the Indenture and that all conditions precedent therein relating to such transaction have been satisfied. The provisions of clause (iv) will not prevent the merger of the Company with or into another Person solely for the purpose of changing the jurisdiction of incorporation of the Company.

    Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Company or consummation of a plan of liquidation in accordance with the foregoing, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made or, in the case of a plan of liquidation, the entity which receives the greatest value from such plan of liquidation shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture with the same effect as if such successor corporation had been named therein as the Company, and, except in the case of a transfer of all or substantially all of the assets of the Company and its Subsidiaries as a result primarily of the lease to any party thereof, the Company shall be released from the obligations under the Notes and the Indenture except with respect to any obligations that arise from, or are related to, such transaction.

    For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise) of all or substantially all of the properties and assets of one or more Subsidiaries, the Company's interest in which constitutes all or substantially all of the properties and assets of the Company, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

    LIMITATION ON LINES OF BUSINESS

    The Indenture provides that neither the Company nor any of its Subsidiaries or Unrestricted Subsidiaries will directly or indirectly engage to any substantial extent in any line or lines of business activity other than that which, in the reasonable good faith judgment of the Board of Directors of the Company, is a Related Business.

    RESTRICTION ON SALE AND ISSUANCE OF SUBSIDIARY STOCK

    The Indenture provides that the Company will not sell, and will not permit any of its Subsidiaries to issue or sell, any Equity Interests of any Subsidiary of the Company to any Person other than the

Company or a Wholly Owned Subsidiary of the Company, except for Equity Interests with no preferences or special rights or privileges and with no redemption or prepayment provisions.

    LIMITATION ON STATUS AS INVESTMENT COMPANY

    The Indenture prohibits the Company and its Subsidiaries from being required to register as an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

REPORTS

    The Indenture provides that whether or not the Company is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall deliver to the Trustee and to each Holder within 15 days after it is or would have been (if it were subject to such reporting obligations) required to file such with the Commission, annual and quarterly financial statements substantially equivalent to financial statements that would have been included in reports filed with the Commission, if the Company were subject to the requirements of Section 13 or 15(d) of the Exchange Act, including, with respect to annual information only, a report thereon by the Company's certified independent public accountants as such would be required in such reports to the Commission, and, in each case, together with a management's discussion and analysis of financial condition and results of operations which would be so required and, to the extent permitted by the Exchange Act or the Commission (if it were subject to such reporting obligations), file with the Commission the annual, quarterly and other reports which it is or would have been required to file with the Commission.

EVENTS OF DEFAULT AND REMEDIES

    The Indenture defines an Event of Default as (i) the failure by the Company to pay any installment of interest on the Notes as and when the same becomes due and payable and the continuance of any such failure for 30 days, (ii) the failure by the Company to pay all or any part of the principal, or premium, if any, on the Notes when and as the same becomes due and payable at maturity, redemption, by acceleration or otherwise, including, without limitation, payment of the Change of Control Purchase Price or the Asset Sale Offer Price, or otherwise, (iii) the failure by the Company or any Subsidiary to observe or perform any other covenant or agreement contained in the Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 60 days after written notice is given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Notes outstanding, (iv) certain events of bankruptcy, insolvency or reorganization in respect of the Company or any of its Subsidiaries, (v) a default in any issue of Indebtedness of the Company or any of its Subsidiaries with an aggregate principal amount in excess of $5 million, which default (a) is caused by failure to pay principal of, or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided therein on the date of such default, or (b) results in the acceleration of payment of such Indebtedness prior to its express maturity and (vi) final unsatisfied judgments not covered by insurance aggregating in excess of $5 million, at any one time rendered against the Company or any of its Subsidiaries and not stayed, bonded or discharged within 60 days. The Indenture provides that if a Default occurs and is continuing, the Trustee must, within 90 days after the occurrence of such default, give to the Holders notice of such default; PROVIDED, that the Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

    If an Event of Default occurs and is continuing (other than an Event of Default specified in clause (iv), above, relating to the Company or any Subsidiary), then in every such case, unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by Holders) (an "Acceleration Notice"), may declare all principal, premium, if any, and accrued and unpaid interest thereon to be due and payable immediately. If an Event of Default specified in clause (iv), above, relating to the Company or any Subsidiary occurs, all principal and accrued interest thereon will be immediately due and payable on all outstanding Notes without any declaration or other act on the part of the Trustee or the Holders. The Holders of a majority in aggregate principal amount of Notes generally are authorized to rescind such acceleration if all existing Events of Default, other than the non-payment of the principal of, premium, if any, and interest on the Notes which have become due solely as a result of such acceleration have been cured or waived.

    Prior to the declaration of acceleration of the maturity of the Notes, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may waive on behalf of all the Holders any default, except a default in the payment of principal of or interest on any Note not yet cured or a default with respect to any covenant or provision which cannot be modified or amended without the consent of the Holder of each outstanding Note affected. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable security or indemnity. Subject to all provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

    The Indenture provides that the Company may, at its option and at any time within one year of the Stated Maturity of the Notes, elect to have its obligations discharged with respect to the outstanding Notes ("Legal Defeasance"). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by, and the Indenture shall cease to be of further effect as to, all outstanding Notes, except as to (i) rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust funds; (ii) the Company's obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust; (iii) the rights, powers, trust, duties, and immunities of the Trustee, and the Company's obligations in connection therewith; and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Notes.

    In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, U.S. legal tender, noncallable U.S. government securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on such Notes on the stated date for payment thereof or on the redemption date of such principal or installment of principal of, premium, if any, or interest on such Notes, and the Holders of Notes must have a valid, perfected, exclusive security interest in such trust; (ii) in the case of the Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by the Internal Revenue Service, a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to such Trustee confirming that the Holders of such Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or, insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of such Notes over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others; and (vii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that the conditions precedent provided for in, in the case of the Officers' Certificate, (i) through (vi) and, in the case of the opinion of counsel, clauses (i) (with respect to the validity and perfection of the security interest), (ii), (iii) and (v) of this paragraph have been complied with.

    If the funds deposited with the Trustee to effect Legal Defeasance or Covenant Defeasance are insufficient to pay the principal of, premium, if any, and interest on the Notes when due, then the obligations of the Company under the Indenture will be revived and no such defeasance will be deemed to have occurred.

AMENDMENTS AND SUPPLEMENTS

    The Indenture contains provisions permitting the Company and the Trustee to enter into a supplemental indenture for certain limited purposes without the consent of the Holders. With the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, the Company and the Trustee are permitted to amend or supplement the Indenture or any supplemental indenture or modify the rights of the Holders; PROVIDED, that no such modification may, without the consent of each Holder affected thereby:
(i) change the Stated Maturity of any Note, or reduce the principal amount thereof or the rate (or extend the time for payment) of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Note or any premium or the interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date), or reduce the Change of Control Purchase Price or the Asset Sale Offer Price or alter the provisions (including the defined terms used therein) regarding the right of the Company to redeem the Notes or the provisions (including the defined terms used therein) of the "Repurchase of Notes at the Option of the Holder Upon a Change of Control" covenant in a manner adverse to the Holders, or (ii) reduce the percentage in principal amount of the outstanding Notes, the consent of whose Holders is required for any such amendment, supplemental indenture or waiver provided for in the Indenture, or (iii) modify any of the waiver provisions, except to increase any required percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby, or (iv) cause the Notes to become subordinate in right of payment to any other Indebtedness.

NO PERSONAL LIABILITY OF PARTNERS, STOCKHOLDERS, OFFICERS, DIRECTORS

    The Indenture provides that no direct or indirect stockholder, employee, officer or director, as such, past, present or future of the Company or any successor entity shall have any personal liability in respect of the obligations of the Company under the Indenture or the Notes by reason of his or its status as such stockholder, employee, officer or director.

CERTAIN DEFINITIONS

    "ACQUIRED INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock of any Person existing at the time such Person becomes a Subsidiary of the Company, including by designation, or is merged or consolidated into or with or otherwise acquired by the Company or one of its Subsidiaries.

    "ACQUISITION" means the purchase or other acquisition of any Person or substantially all the assets of any Person by any other Person, whether by purchase, merger, consolidation, or other transfer, and whether or not for consideration.

    "AFFILIATE" means any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For purposes of this definition, the term "control" means the power to direct the management and policies of a Person, directly or through one or more intermediaries, whether through the ownership of voting securities, by contract, or otherwise, PROVIDED that, with respect to ownership of the Company and its Subsidiaries, a beneficial owner of 10% or more of the total voting power normally entitled to vote in the election of directors, managers or trustees, as applicable, shall for such purposes be deemed to constitute control.

    "ANCILLARY DOCUMENTS" means the amendment to the Company's Articles of Incorporation creating the Junior Preferred Stock, the Restricted Stock Agreements, the Shareholders Agreement, the Shareholder Registration Rights Agreement, the Employment Agreements, the Management Stock Option Agreements and the Plan.

    "AVERAGE LIFE" means, as of the date of determination, with respect to any security or instrument, the quotient obtained by dividing (i) the sum of (a) the product of the number of years from the date of determination to the date or dates of each successive scheduled principal (or redemption) payment of such security or instrument and (b) the amount of each such respective principal (or redemption) payment by (ii) the sum of all such principal (or redemption) payments.

    "BENEFICIAL OWNER" or "BENEFICIAL OWNER" has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act (as in effect on the Issue Date), whether or not applicable, except that a "Person" shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

    "BORROWING BASE" means at any time the sum of (i) 75% of Eligible Receivables, plus (ii) 65% of Eligible Inventory.

    "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "CAPITAL STOCK" means, with respect to any corporation, any and all shares, interests, rights to purchase (other than convertible or exchangeable Indebtedness), warrants, options, participations or other equivalents of or interests (however designated) in stock issued by that corporation.

    "CAPITALIZED LEASE OBLIGATION" means rental or other payment obligations under a lease of real or personal property that are required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligations shall be the capitalized amount of such obligations, as determined in accordance with GAAP.

    "CASH EQUIVALENT" means (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (PROVIDED that the full faith and credit of the United States of America is pledged in support thereof), (ii) time deposits and certificates of deposit and commercial paper issued by the parent corporation of any domestic commercial bank of recognized standing having capital and surplus in excess of $500 million and commercial paper issued by others rated at least A-2 or the equivalent thereof by Standard & Poor's Corporation or at least P-2 or the equivalent thereof by Moody's Investors Service, Inc. and in each case maturing within one year after the date of acquisition and (iii) investments in money market accounts substantially all of whose assets comprise securities of the types described in clauses (i) and (ii) above.

    "CONSOLIDATED COVERAGE RATIO" of any Person as of the date of the transaction giving rise to the need to calculate the Consolidated Coverage Ratio (the "Transaction Date") means the ratio, on a PRO FORMA basis, of (a) the aggregate amount of Consolidated EBITDA of such Person attributable to continuing operations and businesses (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of) for the Reference Period to (b) the aggregate Consolidated Fixed Charges of such Person (exclusive of amounts attributable to operations and businesses permanently discontinued or disposed of, but only to the extent that the obligations giving rise to such Consolidated Fixed Charges would no longer be obligations contributing to such Person's Consolidated Fixed Charges subsequent to the Transaction Date) during the Reference Period; PROVIDED that for purposes of this definition, (i) Acquisitions which occurred during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date shall be assumed to have occurred on the first day of the Reference Period, (ii) transactions giving rise to the need to calculate the Consolidated Coverage Ratio shall be assumed to have occurred on the first day of the Reference Period, (iii) the incurrence of any Indebtedness or issuance of any Disqualified Capital Stock during the Reference Period or subsequent to the Reference Period and on or prior to the Transaction Date (and the application of the proceeds therefrom to the extent used to refinance or retire other Indebtedness) shall be assumed to have occurred on the first day of such Reference Period, and (iv) the Consolidated Fixed Charges of such Person attributable to interest on any Indebtedness or dividends on any Disqualified Capital Stock bearing a floating interest (or dividend) rate shall be computed on a PRO FORMA basis as if the average rate in effect from the beginning of the Reference Period to the Transaction Date had been the applicable rate for the entire period, unless such Person or any of its Subsidiaries is a party to an Interest Swap or Hedging Obligation (which shall remain in effect for the 12-month period immediately following the Transaction Date) that either (i) has the effect of fixing the interest rate on the date of computation, in which case such fixed rate (whether higher or lower) shall be used or (ii) has the effect of capping the interest rate on the date of computation, in which case such capped rate (if lower) shall be used.

    "CONSOLIDATED EBITDA" means, with respect to any Person, for any period, the Consolidated Net Income of such Person for such period adjusted to add thereto (to the extent deducted from net revenues in determining Consolidated Net Income), without duplication, the sum of (i) Consolidated Income Tax Expense,
(ii) Consolidated Depreciation and Amortization Expense, PROVIDED that Consolidated Depreciation and Amortization Expense of a Subsidiary that is not a Wholly Owned Subsidiary shall only proportionately be added to the extent of the proportionate equity interest of the Company in such Subsidiary, (iii) Consolidated Fixed Charges, (iv) all other non-cash charges, less the amount of all cash payments made by such Person or any of its Subsidiaries during such period to the extent such payments relate to non-cash charges that were added back in determining Consolidated EBITDA for such period or any prior period, and
(v) for periods including and prior to June 5, 1996, salary paid to Raymond Scherr as Chairman of the Company (to the extent such salary reduced Consolidated Net Income).

    "CONSOLIDATED FIXED CHARGES" of any Person means, for any period, the aggregate amount (without duplication and determined in each case in accordance with GAAP) of (a) interest expensed or capitalized, paid, accrued, or scheduled to be paid or accrued (including, in accordance with the following sentence, interest attributable to Capitalized Lease Obligations) of such Person and its Consolidated

Subsidiaries during such period, including (i) original issue discount and non-cash interest payments or accruals on any Indebtedness, (ii) the interest portion of all deferred payment obligations, and (iii) all commissions, discounts and other fees and charges owed with respect to bankers' acceptances and letters of credit financings and currency and Interest Swap and Hedging Obligations, in each case to the extent attributable to such period, and (b) the amount of cash dividends paid or scheduled to be paid by such Person or any of its Consolidated Subsidiaries in respect of Preferred Stock (other than by Subsidiaries of such Person to such Person or such Person's Wholly Owned Subsidiaries). For purposes of this definition, (x) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP and (y) interest expense attributable to any Indebtedness represented by the guaranty by such Person or a Subsidiary of such Person of an obligation of another Person shall be deemed to be the interest expense attributable to the Indebtedness guaranteed.

    "CONSOLIDATED NET INCOME" means, with respect to any Person for any period, the net income (or loss) of such Person and its Consolidated Subsidiaries (determined on a consolidated basis in accordance with GAAP), plus, without duplication and only to the extent not already included in net income, cash dividends received by the Company from Unrestricted Subsidiaries (not in excess of the Company's or such Subsidiary's proportionate share of the equity interest therein) for such period, adjusted to exclude (only to the extent included in computing such net income (or loss) and without duplication): (a) all gains and losses which are either extraordinary (as determined in accordance with GAAP) or are either unusual or nonrecurring (including any gain or loss from the sale or other disposition of assets outside the ordinary course of business or from the issuance or sale of any Capital Stock), (b) the net income, if positive, of any Person, other than a Wholly Owned Subsidiary, in which such Person or any of its Consolidated Subsidiaries has an interest, except to the extent of the amount of any dividends or distributions actually paid in cash to such Person or a Wholly Owned Subsidiary of such Person during such period, but in any case not in excess of such Person's PRO RATA share of such Person's net income for such period, (c) the net income or loss of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition, (d) the net income, if positive, of any of such Person's Consolidated Subsidiaries to the extent that the declaration or payment of dividends or similar distributions is not at the time permitted by operation of the terms of its charter or bylaws or any other agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Consolidated Subsidiary, and (e) the effect of non-cash charges resulting solely from the issuance and/or lapse of substantial risk of forfeiture of Junior Preferred Stock issued to members of the Company's management in connection with and at the time of the Recapitalization.

    "CONSOLIDATED NET WORTH" of any Person at any date means the aggregate consolidated stockholders' equity of such Person (plus amounts of equity attributable to preferred stock of such Person) and its Consolidated Subsidiaries, as would be shown on the consolidated balance sheet of such Person prepared in accordance with GAAP, adjusted to exclude (to the extent included in calculating such equity), (a) the amount of any such stockholders' equity attributable to Disqualified Capital Stock or treasury stock of such Person and its Consolidated Subsidiaries, and (b) amounts included in such stockholders' equity resulting from upward revaluations and other write-ups in the book value of assets of such Person or a Consolidated Subsidiary of such Person subsequent to the Issue Date.

    "CONSOLIDATED SUBSIDIARY" means, for any Person, each Subsidiary of such Person (whether now existing or hereafter created or acquired) the financial statements of which are consolidated for financial statement reporting purposes with the financial statements of such Person in accordance with GAAP.

    "CREDIT AGREEMENT" means the Credit Agreement, dated as of June 5, 1996, between the Company and Wells Fargo Bank, N.A., and all refundings, refinancings, amendments, modifications, replacements (solely with institutional lenders of national reputation) and supplements thereto.

    "DISQUALIFIED CAPITAL STOCK" means (a), except as set forth in (b), with respect to any Person, any Equity Interest of such Person that, by its terms or by the terms of any security into which it is convertible, exercisable or exchangeable, is, or upon the happening of an event or the passage of time would be, required to be redeemed or repurchased (including at the option of the Holder thereof) by such Person or any of its Subsidiaries, in whole or in part, on or prior to the Stated Maturity of the Notes and (b) with respect to any Subsidiary of such Person (including with respect to any Subsidiary of the Company), any Equity Interest other than any common equity with no preference, privileges, or redemption or repayment provisions.

    "ELIGIBLE INVENTORY" means the book value of all inventory owned by the Company and its Subsidiaries as would be reportable on a consolidated balance sheet prepared in accordance with GAAP .

    "ELIGIBLE RECEIVABLES" means the face amount of all accounts receivable owned by the Company and its Subsidiaries as would be reportable on a consolidated balance sheet in compliance with GAAP.

    "EQUITY INTEREST" of any Person means any shares, interests, warrants, options, participations or other equivalents (however designated) in such Person's equity, and shall in any event include any Capital Stock issued by, or partnership interests in, such Person.

    "EVENT OF LOSS" means, with respect to any property or asset, any (i) loss, destruction or damage of such property or asset or (ii) any condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such property or asset, or confiscation or requisition of the use of such property or asset.

    "EXEMPTED AFFILIATE TRANSACTION" means (i) compensation paid to officers and directors of the Company pursuant to the Ancillary Documents as in effect on the date the shares of Senior Preferred Stock were first issued, (ii) any loans or advances by the Company to employees of the Company or a subsidiary of the Company in the ordinary course of business and in furtherance of the Company's business, in an aggregate amount not to exceed $1 million at any one time outstanding, (iii) transactions expressly contemplated by the Transaction Documents (including, without limitation, the repurchase of shares of Junior Preferred Stock and Common Stock held by employees), (iv) transactions with employees of the Company (including but not limited to compensation arrangements or loans and advances not referred to in clause (i) or (ii) that have been approved by the Board of Directors, including a majority of the disinterested directors, as being in the best interests of the Company) and (v) transactions between or among the Company and one or more of its Wholly Owned Subsidiares and between or among the Company's Wholly Owned Subsidiaries.

    "EXISTING INDEBTEDNESS" means Indebtedness of the Company outstanding on the Issue Date after giving effect to the redemption of the Bridge Facility.

    "GAAP" means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession as in effect on the Issue Date.

    "INDEBTEDNESS" of any Person means, without duplication, (a) all liabilities and obligations, contingent or otherwise, of such any Person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except (other than accounts payable or other obligations to trade creditors (not the result of borrowed money) which have remained unpaid for greater than 90 days past their original due date) those incurred in the ordinary course of its business that would constitute ordinarily a trade payable (including trade payables due within 12 months representing special terms offered by vendors in connection with new store openings, "special buy" situations or promotional situations) to trade creditors (which in no event provide for payment more than 12 months after delivery of goods or provision of services),
(iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) relating to any Capitalized Lease Obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such Person with respect to any letter of credit; (b) all net obligations of such Person under Interest Swap and Hedging Obligations; (c) all liabilities and obligations of others of the kind described in the preceding clause (a) or (b) that such Person has guaranteed or that is otherwise its legal liability, or which are secured by any assets or property (limited, in such case, to the lesser of the amount of such Indebtedness or the fair market value of such assets or property) of such Person, and all obligations to purchase, redeem or acquire any Equity Interests;
(d) any and all deferrals, renewals, extensions, refinancing and refundings (whether direct or indirect) of, or amendments, modifications or supplements to, any liability of the kind described in any of the preceding clauses (a), (b) or
(c), or this clause (d), whether or not between or among the same parties; and
(e) all Disqualified Capital Stock of such Person (measured at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued and unpaid dividends). For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value to be determined in good faith by the board of directors of the issuer (or managing general partner of the issuer) of such Disqualified Capital Stock.

    "INITIAL PUBLIC EQUITY OFFERING" means an initial underwritten offering of Common Stock of the Company pursuant to an effective registration statement under the Securities Act as a consequence of which the Common Stock of the Company is listed on a national securities exchange or quoted on the national market system of NASDAQ.

    "INTEREST SWAP AND HEDGING OBLIGATION" means any obligation of any Person pursuant to any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate exchange agreement, currency exchange agreement or any other agreement or arrangement designed to protect against fluctuations in interest rates or currency values, including, without limitation, any arrangement whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a fixed or floating rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or floating rate of interest on the same notional amount.

    "INVESTMENT" by any Person in any other Person means (without duplication)
(a) the acquisition (whether by purchase, merger, consolidation or otherwise) by such Person (whether for cash, property, services, securities or otherwise) of capital stock, bonds, notes, debentures, partnership or other ownership interests or other securities, including any options or warrants, of such other Person or any agreement to make any such acquisition; (b) the making by such Person of any deposit with, or advance, loan or other extension of credit to, such other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such other Person) or any commitment to make any such advance, loan or extension (but excluding accounts receivable or deposits arising in the ordinary course of business); (c) other than guarantees of Indebtedness of the Company to the extent permitted by the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock," the entering into by such Person of any guarantee of, or other credit support or contingent obligation with respect to, Indebtedness or other liability of such other Person; (d) the making of any capital contribution by such Person to such other Person; and (e) the designation by the Board of Directors of the Company of any person to be an Unrestricted Subsidiary. The Company shall be deemed to make an Investment in an amount equal to the fair market value (as reasonably determined in good faith by the Board of Directors) of the net assets of any Subsidiary (or, if neither the Company nor any of its Subsidiaries has theretofore made an Investment in such Subsidiary, in an amount equal to the Investments being made), at the time that such subsidiary is designated an Unrestricted Subsidiary, and any property transferred to an Unrestricted Subsidiary from the Company or a Subsidiary shall be deemed an Investment valued at its fair market value (as reasonably determined in good faith by the Board of Directors) at the time of such transfer.

    "ISSUE DATE" means the date of first issuance of the Notes under the Indenture.

    "LIEN" means any mortgage, charge, pledge, lien (statutory or otherwise), privilege, security interest, hypothecation or other encumbrance upon or with respect to any property of any kind, real or personal, movable or immovable, now owned or hereafter acquired (excluding any option, warrant, right to purchase or other similar right with respect to Qualified Capital Stock).

    "NET CASH PROCEEDS" means the aggregate amount of cash or Cash Equivalents received by the Company in the case of a sale of Qualified Capital Stock and by the Company and its Subsidiaries in respect of an Asset Sale plus, in the case of an issuance of Qualified Capital Stock upon any exercise, exchange or conversion of securities (including options, warrants, rights and convertible or exchangeable debt) of the Company that were issued for cash on or after the Issue Date, the amount of cash originally received by the Company upon the issuance of such securities (including options, warrants, rights and convertible or exchangeable debt) less, in each case, the sum of all payments, fees, commissions and (in the case of Asset Sales, reasonable and customary) expenses (including, without limitation, the fees and expenses of legal counsel and investment banking fees and expenses) incurred in connection with such Asset Sale or sale of Qualified Capital Stock, and, in the case of an Asset Sale only, less (i) the amount (estimated reasonably and in good faith by the Company) of income, franchise, sales and other applicable taxes required to be paid by the Company or any of its Subsidiaries in connection with such Asset Sale and (ii) appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against (a) any liabilities associated with the property or assets disposed of in such Asset Sale, and (b) the after-tax cost of any indemnification payments (fixed and contingent) attributable to the seller's indemnities to the purchaser undertaken by the Company or any of its Subsidiaries in connection with such Asset Sale (but excluding any payments, which by the terms of the indemnities will not be made prior to the Stated Maturity of the Notes).

    "PERMITTED INDEBTEDNESS" means any of the following:

        (a) Indebtedness incurred by the Company to any Wholly Owned Subsidiary, and any Wholly Owned Subsidiary may incur Indebtedness to any other Wholly Owned Subsidiary or to the Company; PROVIDED that, in the case of Indebtedness of the Company, such obligations shall be unsecured and subordinated in all respects to the Company's obligations pursuant to the Notes and the date of any event that causes such Subsidiary no longer to be a Wholly Owned Subsidiary shall be an Incurrence Date;

        (b) Indebtedness incurred by the Company evidenced by the Notes and represented by the Indenture up to the amounts specified therein as of the date thereof;

        (c) Purchase Money Indebtedness (including any Indebtedness issued to refinance, replace or refund such Indebtedness so long as such Indebtedness is secured only by the assets that secured the Indebtedness so refinanced, replaced or refunded on a non-recourse basis) incurred by the Company and its Subsidiaries on or after the Issue Date, PROVIDED that (i) the aggregate amount of such Indebtedness incurred on or after the Issue Date and outstanding at any time pursuant to this paragraph (c) (including Indebtedness issued so to refinance, replace or refund) shall not exceed $5 million, and (ii) in each case, such Indebtedness when incurred shall not constitute less than 50% nor more than 100% of the cost (determined in accordance with GAAP) to the Company of the property so purchased or leased;

        (d) Refinancing Indebtedness incurred by the Company with respect to any Indebtedness or Disqualified Capital Stock, as applicable, incurred as permitted by the Debt Incurrence Ratio contained in the "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock" covenant or as described in clause (b) of this definition or described in this clause (d) or Existing Indebtedness (after giving effect to the repayment of the Bridge Facility);

        (e) Indebtedness incurred pursuant to the Credit Agreement (including any Indebtedness issued to refinance, refund or replace such Indebtedness); provided that, after giving effect to any such incurrence, the aggregate principal amount of such Indebtedness then outstanding does not exceed the greater of (i) $25 million and (ii) the Borrowing Base, which such amount (in the case of (i) or (ii)) shall be reduced by the amount of any Indebtedness outstanding pursuant to the Credit Agreement retired with Net Cash Proceeds from any Asset Sale or assumed by a transferee in an Asset Sale;

        (f) Disqualified Capital Stock issued as in-kind dividends on the Senior Preferred Stock or accretion to the liquidation value thereof pursuant to the instrument governing the terms of such capital stock as such instrument was in effect on the Issue Date; and

        (g) unsecured Indebtedness incurred by the Company (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate amount outstanding at any time (including any Indebtedness issued to refinance, replace, or refund such Indebtedness) of up to $10 million.

    "PERMITTED INVESTMENT" means Investments in (a) any of the Notes; (b) Cash Equivalents; and (c) intercompany indebtedness to the extent permitted under clause (a) of the definition of "Permitted Indebtedness."

    "PERMITTED LIEN" means (a) Liens existing on the Issue Date; (b) Liens imposed by governmental authorities for taxes, assessments or other charges not yet subject to penalty or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (c) statutory liens of carriers, warehousemen, mechanics, materialmen, landlords, repairmen or other like Liens arising by operation of law in the ordinary course of business, PROVIDED that (i) the underlying obligations are not overdue for a period of more than 30 days, or (ii) such Liens are being contested in good faith and by appropriate proceedings and adequate reserves with respect thereto are maintained on the books of the Company in accordance with GAAP; (d) Liens securing the performance of bids, trade contracts (other than borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds, deposits in connection with the purchase of real property, and other obligations of a like nature incurred in the ordinary course of business; (e) easements, rights-of-way, zoning, similar restrictions and other similar encumbrances or title defects which, singly or in the aggregate, do not in any case materially detract from the value of the property subject thereto (as such property is used by the Company or any of its Subsidiaries) or interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries; (f) Liens arising by operation of law in connection with judgments, only to the extent, for an amount and for a period not resulting in an Event of Default with respect thereto; (g) pledges or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation; (h) Liens securing the Notes; (i) Liens securing Indebtedness of a Person existing at the time such Person becomes a Subsidiary or is merged with or into the Company or a Subsidiary or Liens securing Indebtedness incurred in connection with an Acquisition, PROVIDED that such Liens were in existence prior to the date of such acquisition, merger or consolidation, were not incurred in anticipation thereof, and do not extend to any property or assets other than property or assets acquired in such transaction; (j) Liens arising from Purchase Money Indebtedness permitted to be incurred under clause (c) of the definition of "Permitted Indebtedness," PROVIDED such Liens relate only to the property which is subject to such Purchase Money Indebtedness and PROVIDED, FURTHER, that cross-collateralization, creation of "collateral pools" or similar arrangements involving solely Purchase Money Indebtedness and the assets serving as collateral therefor shall be Permitted Liens; (k) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of the Company or any of its Subsidiaries or materially detracting from the value of the relative assets of the Company or any Subsidiary; (l) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any of its Subsidiaries in the ordinary course of business; (m) Liens securing Refinancing Indebtedness incurred to refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such refinanced Indebtedness (provided that any Refinancing Indebtedness with respect to the Credit Agreement need not have any limitation on when such Liens are granted or perfected), PROVIDED that the Indebtedness secured is not increased, except to finance accrued interest and the expenses of such refinancing, and the lien is not extended to any additional assets or property; (n) Liens in favor of the Company only; and (o) Liens imposed pursuant to the terms of the Credit Agreement.

    "PURCHASE MONEY INDEBTEDNESS" means any Indebtedness of such Person to any seller or other Person (i) incurred solely to finance the acquisition (including in the case of a Capitalized Lease Obligation only, the lease) of any real or personal tangible property which, in the reasonable good faith judgment of the Board of Directors of the Company, is directly related to a Related Business of the Company, (ii) which is incurred within 90 days of such acquisition, and
(iii) is secured only by assets so financed.

    "QUALIFIED CAPITAL STOCK" means any Capital Stock of the Company that is not Disqualified Capital Stock.

    "QUALIFIED EXCHANGE" means any legal defeasance, redemption, retirement, repurchase or other acquisition of Equity Interests or Indebtedness of the Company with the Net Cash Proceeds received by the Company from the substantially concurrent sale of Qualified Capital Stock or any exchange of Qualified Capital Stock for any Capital Stock or Indebtedness.

    "REFERENCE PERIOD" with regard to any period means the four full fiscal quarters (or such lesser period during which such Person has been in existence) ended immediately preceding any date upon which any determination is to be made pursuant to the terms of the Notes or the Indenture.

    "REFINANCING INDEBTEDNESS" means Indebtedness or Disqualified Capital Stock
(a) issued in exchange for, or the proceeds from the issuance and sale of which are used substantially concurrently to repay, redeem, defease, refund, refinance, discharge or otherwise retire for value, in whole or in part, or (b) constituting an amendment, modification or supplement to, or a deferral or renewal of ((a) and (b) above are, collectively, a "Refinancing"), any Indebtedness or Disqualified Capital Stock in a principal amount or, in the case of Disqualified Capital Stock, liquidation preference, not to exceed (after deduction of reasonable and customary fees and expenses incurred in connection with the Refinancing) the lesser of (i) the principal amount or, in the case of Disqualified Capital Stock, liquidation preference including accrued dividends thereon, of the Indebtedness or Disqualified Capital Stock so Refinanced and
(ii) if such Indebtedness being Refinanced was issued with an original issue discount, the accreted value thereof (as determined in accordance with GAAP) at the time of such Refinancing; PROVIDED that (A) Refinancing Indebtedness incurred by any Subsidiary of the Company shall only be used to Refinance outstanding Indebtedness or Disqualified Capital Stock of such Subsidiary, (B) Refinancing Indebtedness shall (x) not have an Average Life shorter than the Indebtedness or Disqualified Capital Stock to be so refinanced at the time of such Refinancing and (y) in all respects, be no less subordinated or junior, if applicable, to the rights of Holders of the Notes than was the Indebtedness or Disqualified Capital Stock to be refinanced and (C) Refinancing Indebtedness shall have a final stated maturity or redemption date, as applicable, no earlier than the final stated maturity or redemption date, as applicable, of the Indebtedness or Disqualified Capital Stock to be so refinanced.

    "RELATED BUSINESS" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are materially related businesses.

    "RESTRICTED INVESTMENT" means, in one or a series of related transactions, any Investment, other than investments in Permitted Investments.

    "RESTRICTED PAYMENT" means, with respect to any Person, (a) the declaration or payment of any dividend or other distribution in respect of Equity Interests of such Person or any parent or Subsidiary of such Person, (b) any payment on account of the purchase, redemption or other acquisition or retirement for value of Equity Interests of such Person or any Subsidiary or parent of such Person,
(c) other than with the proceeds from the substantially concurrent sale of, or in exchange for, Refinancing Indebtedness, any purchase, redemption, or other acquisition or retirement for value of, any payment in respect of any amendment of the terms of or any defeasance of, any Subordinated Indebtedness, directly or indirectly, by such Person or a parent or Subsidiary of such Person prior to the scheduled maturity, any scheduled repayment of principal, or scheduled sinking fund payment, as the case may be, of such Indebtedness and (d) any Restricted Investment by such Person; PROVIDED, HOWEVER, that the term "Restricted Payment" does not include (i) any dividend, distribution or other payment on or with respect to Capital Stock of an issuer to the extent payable solely in shares of Qualified Capital Stock of such issuer; or (ii) any dividend, distribution or other payment to the Company by any of its Subsidiaries.

    "STATED MATURITY," when used with respect to any Note, means July 1, 2006.

    "STOCKHOLDERS AGREEMENT" means the agreement dated as of June 5, 1996, among the Company and the stockholders listed on the various schedules thereto, as in effect on the Issue Date.

    "SUBORDINATED INDEBTEDNESS" means Indebtedness of the Company that is subordinated in right of payment to the Notes in any respect.

    "SUBSIDIARY," with respect to any Person, means (i) a corporation a majority of whose Capital Stock with voting power, under ordinary circumstances, to elect directors is at the time, directly or indirectly, owned by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person, (ii) any other Person (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof has at least majority ownership interest, or (iii) a partnership in which such Person or a Subsidiary of such Person is, at the time, a general partner. Notwithstanding the foregoing, an Unrestricted Subsidiary shall not be a Subsidiary of the Company or of any Subsidiary of the Company. Unless the context requires otherwise, Subsidiary means each direct and indirect Subsidiary of the Company.

    "TRANSACTION DOCUMENTS" means the Investor Agreement, the Bridge Financing Agreement, the Securities Purchase Agreement, the Registration Agreement, the Tax Indemnification Agreement, and the Ancillary Documents, in each case as such documents are in effect on the date shares of Senior Preferred Stock are first issued.

    "UNRESTRICTED SUBSIDIARY" means any subsidiary of the Company that does not own any Capital Stock of, or own or hold any Lien on any property of, the Company or any other Subsidiary of the Company and that, at the time of determination, shall be an Unrestricted Subsidiary (as designated by the Board of Directors of the Company); PROVIDED that (i) such subsidiary shall not engage, to any substantial extent, in any line or lines of business activity other than a Related Business, (ii) neither immediately prior thereto nor after giving PRO FORMA effect to such designation would there exist a Default or Event of Default and (iii) any Investment therein shall not be prohibited by the "Limitation on Restricted Payments" covenant. The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Subsidiary, PROVIDED that (i) no Default or Event of Default is existing or will occur as a consequence thereof and (ii) immediately after giving effect to such designation, on a PRO FORMA basis, the Company could incur at least $1.00 of Indebtedness pursuant to the Debt Incurrence Ratio in the covenant "Limitation on Incurrence of Additional Indebtedness and Disqualified Capital Stock." Each such designation shall be evidenced by filing with the Trustee a certified copy of the resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

    "WHOLLY OWNED SUBSIDIARY" means a Subsidiary all the Equity Interests of which are owned by the Company or one or more Wholly Owned Subsidiaries of the Company.

BOOK-ENTRY, DELIVERY AND FORM

    Except as set forth below, the Notes have been issued in the form of one or more registered Notes in global form (the "Global Notes"). Each Global Note has been deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary.

    The Depositary is (i) a limited-purpose trust company organized under the New York Banking Law; (ii) a member of the Federal Reserve System; (iii) a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and (iv) a "clearing agency" registered pursuant to Section 17A of the Exchange Act. The Depositary holds securities that its participating organizations (collectively, the "Participants") deposit with the Depositary. The Depositary also facilitates the settlement of transactions in such securities between Participants, such as transfers and pledges in deposited securities through electronic computerized book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of securities certificates. The Depositary's Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. The Depositary is owned by a number of its Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. The rules applicable to the Depositary and its Participants are on file with the SEC. QIBs may elect to hold Notes purchased by them through the Depositary. QIBs who are not Participants may beneficially own securities held by or on behalf of the Depositary only through Participants or Indirect Participants. Persons who are not QIBs may not hold Notes through the Depositary.

    The Company expects that pursuant to procedures established by the Depositary, upon deposit of the Global Note, the Depositary will credit the accounts of Participants with an interest in the Global Note, and ownership of the Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of Participants), the Participants and the Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer Notes or to pledge the Notes as collateral will be limited to such extent. For certain other restrictions on the transferability of the Notes, see "Notice to Investors."

    So long as the Depositary or its nominee is the registered owner of a Global Note, the Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Note for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Note will not be entitled to have Notes represented by such Global Note registered in their names, will not receive or be entitled to receive physical delivery of Certificated Securities, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global Note to pledge such interest to persons or entities that do not participate in the Depositary's system, or to otherwise take actions with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Accordingly, each Holder owning a beneficial interest in a Global Note must rely on the procedures of the Depositary and, if such Holder is not a Participant or an Indirect Participant, on the procedures of the Participant through which such Holder owns its interest, to exercise any rights of a holder under the Indenture or such Global Note. The Company understands that under existing industry practice, in the event the Company requests any action of Holders of Notes or a Holder that is an owner of a beneficial interest in a Global Note desires to take any action that the Depositary, as the holder of such Global Note, is entitled to take, the Depositary would authorize the Participants to take such action and the Participants would authorize Holders owning through such Participants to take such action or would otherwise act upon the instructions of such Holders. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Notes.

    Payments with respect to the principal of, premium, if any, and interest on any Notes represented by a Global Note registered in the name of the Depositary or its nominee on the applicable record date will be payable by the Trustee to or at the direction of the Depositary or its nominee in its capacity as the registered holder of the Global Note representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interest in the Global Note as shown on the records of the Depositary. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Participants or the Indirect Participants.

CERTIFICATED SECURITIES

    If (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depository and the Company is unable to locate a qualified successor within 90 days; or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture, then, upon surrender by the Depositary of its Global Note, Certificated Securities will be issued to each person that the Depositary identifies as the beneficial owner of the Notes represented by the Global Note. In addition, subject to certain conditions, any person having a beneficial interest in a Global Note may, upon request to the Trustee, exchange such beneficial interest for Certificated Securities. Upon any such issuance, the Trustee is required to register such Certificated Securities in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

    Neither the Company nor the Trustee shall be liable for any delay by the Depositary or any Participant or Indirect Participant in identifying the beneficial owners of the related Notes and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Notes to be issued).

    The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that the Company believes to be reliable. The Company will have no responsibility for the performance by the Depositary or its Participants of their respective obligations as described hereunder or under the rules and procedures governing their respective operations.

SAME-DAY FUNDS SETTLEMENT AND PAYMENT

    The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium, if any, interest and liquidated damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Depositary. With respect to Notes represented by Certificated Securities, the Company will make all payments of principal, premium, if any, interest and liquidated damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes represented by the Global Note are expected to trade in the Depositary's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                    DESCRIPTION OF THE 1997 CREDIT FACILITY



    GENERAL. The Company has entered into the 1997 Credit Facility with Wells Fargo Bank, National Association ("Wells Fargo Bank"). The 1997 Credit Facility provides for a $40 million revolving credit facility, including a sub-limit for letters of credit of $10 million, and expires on July 1, 2004. Proceeds from the 1997 Credit Facility may be used to finance general working capital requirements and certain permitted acquisitions, PROVIDED that outstanding borrowings with respect to such permitted acquisitions may not at any time exceed an aggregate of $30 million. The maximum amount available under the 1997 Credit Facility will be automatically reduced by $10 million on each of July 1, 2000, 2001 and 2002. This summary of the 1997 Credit Facility is qualified in its entirety by reference to the 1997 Credit Facility which is incorporated by reference in the Registration Statement of which this Prospectus is a part. Capitalized terms used in this description that are not defined herein have the meaning given to such terms in the 1997 Credit Facility.



    SECURITY. Indebtedness of the Company under the 1997 Credit Facility is secured by a security interest in certain assets and properties of the Company, including accounts receivable, other rights to payment, general intangibles, trademarks and inventory.



    INTEREST. Indebtedness under the 1997 Credit Facility bears interest at a rate based (at the Company's option) upon (i) in the case of Prime Rate Loans, the Prime Rate; and (ii) in the case of Eurodollar Rate Loans, the Eurodollar Rate for one, two, three, six, nine or twelve months, plus a maximum margin of 2.25% (subject to reduction depending on the ratio of Funded Debt to EBITDA).



    MATURITY. The 1997 Credit Facility will mature on July 1, 2004. Loans made pursuant to the 1997 Credit Facility may be borrowed, repaid and reborrowed from time to time until such maturity date, subject to the satisfaction of certain conditions on the date of any such borrowing.



    REVOLVING CREDIT FACILITY FEES. The Company is required to pay Wells Fargo Bank the $150,000 remaining unpaid portion of the facility fee required by the Company's prior credit facility in installments of $50,000 at the end of each fiscal year of the Company, commencing with the Company's 1997 fiscal year end, PROVIDED that upon termination or cancellation of the 1997 Credit Facility, the Company must pay in full the outstanding but unpaid balance of the $150,000 facility fee. The Company is also required to pay to Wells Fargo Bank a commitment fee based on the average daily unused portion of the committed undrawn amount of the 1997 Credit Facility during the preceding quarter equal to 0.25% per annum (subject to reduction if the average daily advances under the revolving line of credit exceed $15 million during certain 12-month periods), payable in arrears on a quarterly basis. In addition to a normal issuance fee for each letter of credit issued, the Company is required to pay to Wells Fargo Bank a letter of credit fee based on the aggregate unpaid face amount of outstanding letters of credit equal to a maximum of 2.00%, payable in arrears on a quarterly basis.



    CONDITIONS TO EXTENSIONS OF CREDIT. The obligation of Wells Fargo Bank to make loans or extend letters of credit is subject to the satisfaction of certain conditions including, but not limited to, the absence of a default or event of default under the 1997 Credit Facility, all representations and warranties under the 1997 Credit Facility being true and correct in all material respects, and that there has been no material adverse change in the Company's properties or business.



    COVENANTS. The 1997 Credit Facility requires the Company to meet certain financial tests, including a maximum Net Funded Debt to EBITDA ratio, a minimum EBITDA Coverage Ratio, a minimum level of profit, and a minimum annual increase in Tangible Net Worth. In addition, the outstanding principal balance of the 1997 Credit Facility at the end of each fiscal quarter cannot exceed the aggregate of 80% of the Company's accounts receivable and 70% of the Company's inventory. The 1997 Credit Facility also contains covenants which, among other things, limit: (i) the incurrence of additional indebtedness; (ii) merger, consolidation or transfer of assets, (iii) guaranties of indebtedness of other persons or entities; (iv) loans or advances to other persons or entities; (v) investments in other persons or entities; (vi) dividends or distributions with respect to the Company's capital stock; (vii) pledge or grant of security interest in the Company's accounts receivable, general intangibles or inventory; and (viii) other matters customarily restricted in loan agreements. The 1997 Credit Facility also contains additional covenants which require the Company to maintain its properties, to maintain insurance on such properties, to provide certain information to Wells Fargo Bank, including financial statements, notices and reports and to permit inspections of the books and records of the Company and its subsidiaries, and to comply with applicable laws.



    EVENTS OF DEFAULT. Events of Default under the 1997 Credit Facility include payment defaults, breach of representations, warranties and covenants (subject to certain cure periods), cross-default to other indebtedness in excess of $2.5 million, dissolution of the Company, certain events of bankruptcy and insolvency, and judgment defaults in excess of $2.5 million.

                              PLAN OF DISTRIBUTION

    This Prospectus may be used by Chase Securities in connection with offers and sales related to market-making transactions in the Notes. Chase Securities may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. The Company will not receive any of the proceeds of such sales. Chase Securities has no obligation to make a market in the Notes and may discontinue its market-making activities at any time without notice, at its sole discretion. The Company has agreed to indemnify Chase Securities against certain liabilities, including liabilities under the Securities Act, and to contribute to payments which Chase Securities might be required to make in respect thereof.


    Chase Securities and its affiliates have in the past provided, and may in the future provide, investment banking services and general financing and banking services to the Company and its affiliates. An affiliate of Chase Securites beneficially owns 4,381,265 shares of Common Stock (net of certain options granted to certain members of the Company's management).


                                 LEGAL MATTERS

    The validity of the Notes offered hereby was passed upon by Buchalter, Nemer, Fields & Younger, a Professional Corporation.

                                    EXPERTS


    The financial statements and schedule of Guitar Center, Inc. as of December 31, 1996 and for the year then ended have been incorporated by reference herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



    The financial statements of Guitar Center, Inc. at December 31, 1995 and for the two years ended December 31, 1995, incorporated by reference herein have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


    In connection with the Recapitalization, Ernst & Young LLP was replaced on July 24, 1996 by KPMG Peat Marwick LLP as the Company's independent certified public accountants. The decision to change accountants was approved by the Company's Board of Directors. The reports of Ernst & Young LLP on the Company's financial statements for the past two fiscal years did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the Company's financial statements for each of the two fiscal years ended December 31, 1995, and the subsequent interim period ended June 30, 1996, there were no disagreements with Ernst & Young LLP on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused Ernst & Young LLP to make reference to the matter in their report.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPEOPLE OR OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS


                                                                           PAGE
Additional Information..................................................      2
Incorporation of Certain Documents
  by Reference..........................................................      3
Summary.................................................................      4
Risk Factors............................................................      7
Ratio of Earnings to Fixed Charges......................................      8
Use of Proceeds.........................................................      8
Transactions with Affiliates of Chase Securities........................      8
Description of Notes....................................................      9
Description of the 1997 Credit Facility.................................     32
Plan of Distribution....................................................     34
Legal Matters...........................................................     34
Experts.................................................................     34


                                     [LOGO]

                              GUITAR CENTER, INC.

                                  $66,667,000

                           11% SENIOR NOTES DUE 2006

                               -----------------

                                   PROSPECTUS
                               -----------------


                                DECEMBER 5, 1997


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


    The estimated expenses in connection with the offering of the Notes are as follows:

EXPENSE                                                                              AMOUNT
--------------------------------------------------------------------------------  ------------
The Commission's Registration Fee...............................................  $     34,483
Printing Expenses...............................................................        63,000
Legal Fees and Expenses.........................................................       100,000
Accounting Fees and Expenses....................................................        85,000
Miscellaneous Expenses..........................................................        22,000
                                                                                  ------------
    Total.......................................................................  $    304,483
                                                                                  ------------
                                                                                  ------------


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.


    The Certificate of Incorporation of Guitar Center, Inc. (the "Company"), provides that, to the extent permitted by the Delaware General Corporation Law, a director or officer shall not be personally liable to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties to the Company and its stockholders, to the extent permitted by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

    The Company's Amended and Restated Bylaws, as in effect immediately following the consummation of the Offering (the "Bylaws"), provide that the Company shall indemnify its directors and officers to the fullest extent permitted by applicable law. The Company has entered into indemnification agreements with its directors and executive officers containing provisions which are in some respects broader than the specific indemnification provisions contained in the Delaware General Corporation Law. Such agreements require the Company, among other things, (i) to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers provided such persons acted in good faith and in a manner reasonably believed to be in the best interests of the Company and, with respect to any criminal action, had no cause to believe their conduct was unlawful; (ii) to advance the expenses actually and reasonable incurred by its officers and directors as a result of any proceeding against them as to which they could be indemnified; and (iii) to obtain directors' and officers' insurance if available on reasonable terms. There is no action or proceeding pending or, to the knowledge of the Company, threatened which may result in a claim for indemnification by any director, officer, employee or agent of the Company.


    Policies of insurance may be obtained and maintained by the Company under which its directors and officers will be insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of, and certain liabilities which might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been such directors or officers.


ITEM 16.  EXHIBITS.

(a) Exhibits. See Exhibit Index

ITEM 17.  UNDERTAKINGS.


    Insofar as indemnification for liabilities arising out the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officer or controlling person of the registrant in the successful defense in any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will by governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall by deemed to be a part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.


        (3) For purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or
    Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                        SIGNATURES AND POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Post-Effective Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on this 5th day of December, 1997.


                                      GUITAR CENTER, INC.


                                      By:            /s/ LARRY THOMAS*


                                      ------------------------------------------
                                         Name: Larry Thomas
                                         Title: PRESIDENT AND CHIEF EXECUTIVE
                                      OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 2 to Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.



                      NAME                                         TITLE                            DATE
------------------------------------------------  ---------------------------------------  ----------------------

               */s/ LARRY THOMAS
     --------------------------------------       President, Chief Executive Officer and      December 5, 1997
                  Larry Thomas                     Director (Principal Executive Officer)

                 /s/ BRUCE ROSS                   Vice President, Chief Financial Officer
     --------------------------------------        and Secretary (Principal Financial and     December 5, 1997
                   Bruce Ross                      Accounting Officer)

              /s/ MARTY ALBERTSON
     --------------------------------------       Executive Vice President, Chief             December 5, 1997
                Marty Albertson                    Operating Officer and Director

              */s/ DAVID FERGUSON
     --------------------------------------       Director                                    December 5, 1997
                 David Ferguson

     --------------------------------------       Director
                 Jeffrey Walker

              /s/ MICHAEL LAZARUS
     --------------------------------------       Director                                    December 5, 1997
                Michael Lazarus

     --------------------------------------       Director
                  Steven Burge

     --------------------------------------       Director
                  Harvey Kibel

               /s/ PETER STARRETT
     --------------------------------------       Director                                    December 5, 1997
                 Peter Starrett



*By:                 /s/ BRUCE ROSS                                               December 5, 1997
           ----------------------------------
                       Bruce Ross
                    ATTORNEY-IN-FACT